[Letterhead of K&L Gates LLP]

June 4, 2010

Oppenheimer Emerging Markets Debt Fund 6803 South Tucson Way Centennial, Colorado 80112-3924

Ladies and Gentlemen:

We have acted as counsel to Oppenheimer Emerging Markets Debt Fund, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Pre-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-1A (File Nos. 333-165865 and 811-22400) (the “Pre-Effective Amendment”), registering an indefinite number of Class A, Class C, Class N and Class Y shares (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Pre-Effective Amendment. For purposes of rendering that opinion, we have examined the Pre-Effective Amendment, the Declaration of Trust and Bylaws of the Trust, and the actions of the Board of Trustees of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.     The Shares to be issued pursuant to the Pre-Effective Amendment have been duly authorized for issuance by the Trust; and

2.     When issued and paid for upon the terms provided in the Pre-Effective Amendment, the Shares to be issued pursuant to the Pre-Effective Amendment will be validly issued, fully paid, and nonassessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

We hereby consent to the filing of this opinion with the SEC in connection with the Pre-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

                                                                             /s/ K&L Gates LLP